Exhibit 10.1

GFI GROUP INC.
DEFERRED CASH AWARD PROGRAM

(Effective as of February 12, 2013)

Section 1               PURPOSE.

GFI Group Inc. has adopted this GFI Group Inc. Deferred Cash Award Program (the “Program”) for certain eligible employees of the Company in order to provide such eligible employees with a deferred cash incentive compensation opportunity.

Section 2               DEFINITIONS.

As used herein, the following terms have the meanings set forth below.

(a)             “Account” means a bookkeeping account maintained on the books and records of the applicable Employer to record Deferred Cash Award(s) and Return(s) credited in accordance with the Program.  An Account is established only for purposes of measuring a deferred benefit and not to segregate assets or to identify assets that may be used to make payments hereunder.

(b)             “Account Balance” means the amount reflected on the books and records of the Company as the value of a Participant’s Account at any date of determination.

(c)             “Affiliated Employer” means GFI Group Inc. or any company or other entity that is related to GFI Group Inc. as a member of a controlled group of corporations in accordance with Section 1.409A-1(h)(3) of the Treasury Regulations promulgated pursuant to Section 409A of the Code.

(d)             “Award” means a Participant’s Deferred Cash Award.

(e)             “Award Agreement” means a written or electronic document setting forth individualized information relating to a Participant’s deferral under the Program, which Award Agreement may, at the discretion of the Program Administrator, be in the form attached hereto as Exhibit A.

(f)              “Award Date” means, with respect to each Award, the date designated in the applicable Award Agreement as the “Award Date.”

(g)             “Cause” has the same meaning set forth in any employment agreement between the applicable Employer and the Participant and in the absence of such an agreement, “Cause” means (i) the Participant’s continuing misconduct or willful misconduct or gross negligence in the performance of his or her duties for the Company or for any Affiliated Employer after service of prior written notice of such misconduct or negligence, (ii) the Participant’s intentional or habitual neglect of his or her duties for the Company or for any Affiliated Employer after service of a notice of such neglect, (iii) the Participant’s theft or misappropriation of funds or other property of the Company or of any Affiliated Employer, (iv) the Participant’s fraud, criminal misconduct, breach of fiduciary duty or dishonesty in the performance of his or her duties on behalf of the Company or any Affiliated Employer or commission of a felony, or crime of moral turpitude or any other conduct reflecting adversely upon the Company or any Affiliated Employer, (v) the Participant’s violation of any written policy of the Company or any Affiliated Employer, or (vi) the Participant’s direct or indirect breach of any agreement with the Company or any Affiliated Employer, including but not limited to, the terms of a employment agreement, confidentiality agreement, consulting contract or any restrictive covenant, including but not limited to, a covenant not to compete, not to solicit employees, customers or suppliers of goods or services to the Company or any Affiliated Employer, or not to disclose confidential information with respect to the Company or any Affiliated Employer (including, but not limited to, any such covenant included in an Award Agreement.  If, subsequent to a Participant’s Termination for any reason other than by the Employer for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Program Administrator, be deemed to have terminated by the Employer for Cause for all purposes under this Program, and the Participant shall be required to disgorge to the Company or the Employer, as applicable, all amounts received by him in connection with Awards following such Termination that would have been forfeited under the Program had such Termination been by the Employer for Cause.

(h)             “Code” means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

(i)              “Committee” means the Compensation Committee of the Board of Directors of GFI Group Inc.

(j)              “Company” means GFI Group Inc., a Delaware corporation and its consolidated subsidiaries, or as applicable, any of its consolidated subsidiaries.

(k)             “Deferred Cash Award” means an unfunded, unsecured promise to make a cash payment to a Participant at the end of a specified period of time.

(l)              “Disability” means that the Participant is, on account of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, either (i) unable to engage in any substantial gainful activity, (ii) receiving income replacement benefits for a period of not less than three (3) months under the Employer’s disability or accident and health plan, if any, or (iii) otherwise considered “disabled” within the meaning of Section 409A of the Code.

(m)            “Eligible Employee” means an employee of an Employer.

(n)             “Employer” means the Affiliated Employer that employs a Participant.

(o)             “Good Leaver Termination” means, with respect to a Participant, a Termination (i) by the Employer without Cause (other than on account of such Participant’s death or Disability), or (ii) on account of such Participant’s Retirement.

(p)             “Maturity Date” means, with respect to each Award, the date designated in the applicable Award Agreement as the “Maturity Date” or the Participant’s death or Disability.

(q)             “Participant” means an Eligible Employee who has been granted an Award under the Program.

(r)              “Program Administrator” means the Committee or its delegates.

(s)              “Retirement” means, with respect to a Participant, the voluntary retirement by the Participant from active employment with the Company with the prior consent of the Program Administrator (which may be granted or withheld in the Program Administrator’s sole discretion) if, at such time, the Participant is not in breach of any agreement with the Company.

(t)              “Return” means, with respect to each Award, the notional rate of return specified in the applicable Award Agreement.

(u)             “Separation from Service” means a Participant’s Termination, provided such Termination constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) promulgated pursuant to Section 409A of the Code.

(v)             “Specified Employee” means a “specified employee,” as defined in Section 409A of the Code.

(w)            “Termination” shall mean the termination of a Participant’s employment or service with the Company and each Affiliated Employer; provided, however, that if so determined by the Program Administrator at the time of any change in status in relation to the Company (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will be not deemed to be a Termination hereunder.

Section 3               AWARDS UNDER THE PROGRAM.

(a)             Participation.  The Program Administrator is authorized, consistent with the terms of the Program, to grant Awards to Eligible Employees.  The grant of an Award under the Program shall be determined by the Program Administrator in its sole discretion.

(b)             Award Agreements.  Each Award granted under the Program shall be evidenced by an Award Agreement that sets forth the terms, conditions, restrictions and limitations applicable to the Award, which may include the Award Date, Maturity Date, the Return, and any other terms and conditions specified in the governing Award documentation as determined by the Program Administrator in its sole discretion.  The Program Administrator may require a Participant to sign (or acknowledge receipt of) an Award Agreement as a condition of participation in the Program.  If the Program Administrator does not require the execution of an Award Agreement by a Participant, acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Program and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time relating to the Program.

Section 4               ACCOUNTS.

The applicable Employer will maintain an Account on its books and records for each Participant.  The Account will be a book entry credit reflecting a Participant’s Award and will periodically be credited with the Return attributable to such Award.  A Participant’s Account will be charged with distributions to the Participant or the Participant’s estate.  For administrative purposes, a Participant’s Account may be divided into sub-Accounts, for purposes of tracking different Awards (if more than one), Maturity Dates, and/or Return, in each case as applicable, or otherwise as necessary for purposes of reflecting the Participant’s Award and the Return thereon.

Section 5               PAYMENTS.

Except as provided by the Program Administrator in an Award Agreement or otherwise, the provisions of this Section 5 shall apply to Awards granted under the Program:

(a)             Payments Generally.  Subject to the terms of the Award Agreement and subject to Section 9(d) hereof, a Participant’s entire unpaid Account Balance will be paid to the Participant in a lump sum as soon as practicable after the occurrence of the applicable Maturity Date, but in any event no later than (a) the end of the calendar year in which the Maturity Date occurs, or (b) if later, the fifteenth (15th) day of the third (3rd) month following the Maturity Date.  Additionally, on or about the June 30th and December 31st of each calendar year, all Returns credited to a Participant’s Account shall be paid to the Participant (and a corresponding reduction shall be made to such Participant’s Account Balance to reflect such payment).

(b)             Taxes and Withholding.  All payments under the Program are subject to applicable withholdings and employment or other taxes.  As a condition to any payment or distribution of any Award made pursuant to the Program, the applicable Employer may, in its discretion, require a Participant to pay such sum to the Employer as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on the Participant, property or income on account of participation in the Program.  In the discretion of the applicable Employer, such Employer may deduct or withhold such sum from any payment or distribution to the Participant, whether pursuant to the Program or otherwise.  In addition, the applicable Employer may require a Participant to pay such Employer an amount necessary to discharge the Company obligations with respect to any payroll taxes that may be owed on the Participant’s Account Balance that are no longer subject to a substantial risk of forfeiture.

(c)             Currency and Foreign Exchange Rates.  All payments made pursuant to the Program will be made in cash in U.S. dollars to Participants who are employed or reside within the United States at the time such payments are made.  With respect to Participants who are employed or reside outside the United States, unless the applicable Employer determines otherwise, all payments made pursuant to the Program will be made in cash in U.S. Dollars.  However, if a Participant works in more than one country between an Award Date and a payment date, the Participant may receive proportionate distribution payments in the local currency of each work country, at exchange rates determined by the Program Administrator in its sole discretion.

(d)             Nontransferability.  Except as may be otherwise provided in an Award Agreement, no Participant nor any creditor or beneficiary of any Participant shall have the right to subject an amount payable or distributable under this Program to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment during the Participant’s lifetime, including but not limited to, in connection with a divorce, legal separation, or similar event.  Prior to payment as provided for herein, a Participant will have no rights under the Program to make withdrawals from his or her Account for any reason.  In no event will a Participant be entitled to receive loans from the Company or an Employer based upon his or her Account Balance.

(e)             Liability for Payment.  Each Employer shall be liable for the amount of any payment owed to a Participant who is employed by such Employer during the deferral period applicable to an Award; provided, however, that in the event that a Participant is employed by more than one Employer during the deferral period applicable to an Award, each Employer shall be liable for its allocable portion of such payment, unless determined otherwise by the Program Administrator.

Section 6               TERMINATION.

Except as provided by the Program Administrator in an Award Agreement or otherwise, the provisions of this Section 6 shall apply to Awards granted under the Program:

(a)             Notwithstanding anything herein to the contrary, if a Participant experiences a Termination for any reason (other than as a result of a Good Leaver Termination or the Participant’s death or Disability) prior to the Maturity Date, he or she shall forfeit any right to receive any future payments or benefits pursuant to this Program.

(b)             In the event that a Participant experiences a Termination as a result of his or her death or Disability, such Participant’s entire Account Balance shall be paid to the Participant in accordance with Section 5(a) above.

(c)             In the event that a Participant experiences a Good Leaver Termination, such Participant shall remain eligible to receive payments in accordance with Section 5(a) above; provided, that in the event that the Participant violates or breaches the terms of any agreement to which he is a party to with the Company, including, without limitation, any Award Agreement or any agreement containing restrictive covenants (such as covenants regarding confidentiality, competition, solicitation, interference, or disparagement), such Participant shall forfeit any right to receive any future payments or benefits pursuant to this Program.

(d)             Notwithstanding anything herein to the contrary, a Participant’s right to any payments under this Program following the Participant’s Termination is conditioned upon the Participant’s (or, if applicable a Participant’s estate’s or legal representative’s) executing, delivering and not revoking a general release of all claims (the “Release of Claims”) in such form and substance satisfactory to the Company within sixty (60) days following the Participant’s Termination.  To the extent that any payment under this Program constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment otherwise scheduled to occur prior to the 60th day following the Participant’s Termination, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the 60th day following the Participant’s Termination, after which any future payments shall thereafter be provided to the Participant according to the terms of this Program.

Section 7               ADMINISTRATION.

(a)             Program Administrator.  The Program shall be administered by the Program Administrator.  The Program Administrator shall have discretionary authority to interpret the Program, to make all legal and factual determinations, and to determine all questions arising in the administration of the Program, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions.  Each interpretation, determination or other action made or taken pursuant to the Program by the Program Administrator shall be final and binding on all persons.  To the extent permitted by applicable law, the Program Administrator may at any time delegate to one or more employees of the Company or an Employer some or all of its authority over the administration of the Program.  Such delegation need not be in writing.

(b)             Indemnification.  The Program Administrator shall not be liable to any person for any action taken or not taken in connection with the interpretation and administration of this Program unless attributable to gross negligence, willful misconduct or willful violation of the terms of the Program.  The Company shall indemnify and hold harmless the Program Administrator against any and all claims, losses, damages, costs, expenses (including, without limitation, reasonable attorney’s fees) and liabilities incurred by the Program Administrator arising from any actions taken or not taken, without gross negligence, without willful misconduct and that do not constitute a willful violation of the terms of the Program, in each case, in connection with the administration of this Program.

Section 8               AMENDMENTS.

(a)             Amendment of Program.  The Committee may amend the Program at any time and from time to time.

(b)             No Impairment.  Notwithstanding anything herein to the contrary, no amendment to the Program or any Award shall impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Committee or the Program Administrator that is expressly permitted under the Program shall constitute an amendment to the Program or an Award for such purpose).

(c)             Section 457A of the Code.  Notwithstanding anything herein to the contrary, to the extent an Award may subject a Participant to income recognition pursuant to Section 457A of the Code or any other provision of U.S. or non-U.S. income tax law prior to the time at which the Company anticipated that income attributable to the Award would become taxable to such Participant, in order to mitigate the unanticipated tax burden on such Participant the Program Administrator may amend or modify the terms and conditions of such Award, including accelerating the Maturity Date of all or any portion of the Award; provided, however, that unless the Program Administrator determines otherwise, any such amendment or modification of an Award made pursuant to this Section 8(c) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision.  The amendment or modification of any Award pursuant to this Section 8(c) shall be at the Program Administrator’s sole discretion and the Program Administrator shall not be obligated to amend or modify any Award or the Program, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Program Administrator’s failure to make any such amendments or modifications for purposes of complying with Section 457A of the Code or for any other purpose.  To the extent the Program Administrator amends or modifies an Award pursuant to this Section 8(c), the Participant shall receive notification of any material changes to his or her Award and, unless the Program Administrator determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(d)             Applicable Law.  Notwithstanding anything herein to the contrary, the Committee may modify the provisions of an Award or the Program to the extent required or permitted under any applicable law, regulation, rule, regulatory guidance or legal authority or any policy implemented at any time by the Company or an Employer in its discretion to (A) comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental or regulatory agency or authority, (B) comply with the listing requirements of any stock exchange on which the Company’s common stock is traded or (C) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

(e)             Sub Programs.  The Program Administrator may, in its sole discretion, create separate sub-programs (“Sub Programs”) under this Program, which shall provide for participation in the Program by Participants employed outside of the United States.  Each Sub Program shall comply with local law, tax policy or custom applicable to deferred compensation programs.

Section 9               GENERAL PROVISIONS.

(a)             Unfunded Status of the Program.  The Program is unfunded.  A Participant’s Account shall represent at all times an unfunded and unsecured contractual obligation of each Employer that employed Participant during the deferral period applicable to an Award.  Each Participant (or his or her estate) will be unsecured creditors of each Employer at which such Participant is or was employed with respect to all obligations owed to Participant (or his or her estate) under the Program or any Award Agreement.  Amounts payable under the Program and any Award Agreement will be satisfied solely out of the general assets of an Employer subject to the claims of its creditors.  A Participant (or his or her estate) will not have any interest in any fund or in any specific asset of an Employer of any kind by reason of any Return credited to him or her hereunder, nor shall the Participant (or his or his estate) have any right to receive any payment or distribution under the Program or any Award Agreement except as, and to the extent, expressly provided in the Program or Award Agreement.  No Employer will segregate any funds or assets to provide for the distribution of an Account Balance or issue any notes or security for the payment thereof.  Any reserve or other asset that an Employer may establish or acquire to assure itself of the funds to provide payments required under the Program shall not serve in any way as security to any Participant (or his or her estate) for the performance of the Employer under the Program.

(b)             ERISA Status of the Program.  The Program is a discretionary incentive and retention award program and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, and it shall be operated and interpreted consistent with such intent.

(c)             No Right to Continued Employment.  Neither the Program, any Award Agreement nor any action taken or omitted to be taken pursuant to or in connection with the Program shall be deemed (i) to create or confer on a Participant any right to be retained in the employ of any Employer, (ii) to interfere with or to limit in any way any Employer’s right to terminate the employment of a Participant at any time, or (iii) to confer on a Participant any right or entitlement to compensation in any specific amount for any future period.  In addition, selection of an individual as a Participant for a given Award shall not be deemed to create or confer on the Participant any right to participate in the Program, or in any similar program or program that may be established by the Company, in respect of any Award.

(d)             Offset Rights.  Notwithstanding any provisions of the Program to the contrary, to the extent consistent with the requirements of Section 409A of the Code, the applicable Employer may, if the Program Administrator in its sole discretion shall determine, offset against any payments or distributions that would have otherwise been made to a Participant under the Program by (i) any amounts which such Participant may owe to the Company, or (ii) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration or lawsuit of which such Participant was the subject.

(e)             Code Section 409A and Code Section 457A.

(i)            Notwithstanding anything to the contrary herein or in any applicable Award Agreement, all payments and distributions due hereunder and thereunder are intended to comply with Section 409A and Section 457A of the Code and the guidance issued thereunder, and this Program and any applicable Award Agreement shall be construed accordingly.

(ii)           If a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).  All payments hereunder and under any applicable Award Agreement that have been delayed pursuant to this Section 9(e)(ii) shall be paid (without interest, dividends, dividend equivalents or any compensation for any loss in market value or otherwise which occurs during such period) to the Participant in a lump sum to the extent the Award terms provide for payment in a lump sum form.

(iii)          Each Participant or the Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with this Program or any other nonqualified deferred compensation plan sponsored or maintained by the Company (including without limitation any taxes and penalties under Section 409A or Section 457A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant or the Participant’s estate harmless from any or all of such taxes or penalties.

(f)              Successors.  The obligations of the Company under this Program shall be binding upon the successors of the Company.

(g)             Governing Law.  The Program and each Award Agreement entered into with a Participant shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction.

(h)             Construction.  The headings in this Program have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof.  Use of one gender includes the other, and the singular and plural include each other.

(i)              Arbitration.  Unless otherwise provided in an Award Agreement, all claims, disputes or controversies (“Claims”) arising under this Program shall be resolved exclusively through arbitration.  Such arbitration shall be conducted before, and in accordance with the applicable arbitration rules of, the Financial Industry Regulatory Authority (FINRA), or the National Futures Association (“NFA”), if the matter is eligible for such arbitration and FINRA or NFA, as the case may be, agrees to arbitrate.  If the matter is not eligible for arbitration before FINRA or NFA, or other mandatory exclusive forum, such Claims shall be subject to the exclusive jurisdiction of the United States District Court of the Southern District of New York or if such court lacks subject matter jurisdiction, to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York with respect to any Claims (whether or not any such party is otherwise subject to the jurisdiction or venue of such Court).

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